Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Release (“Agreement”) is entered into by and between Skyline Medical Inc., a Minnesota Corporation (formerly known as BioDrain Medical, Inc., a Minnesota Corporation) (“BioDrain”), and all persons and entities claiming by or through BioDrain, on the one hand, and Kevin Davidson (“Davidson”), and all persons and entities claiming by or through Davidson, on the other hand. BioDrain and Davidson collectively are referred herein as “Settling Parties” or, singularly, as “Settling Party,” as appropriate from the context.

Recitals

WHEREAS:

A. In or about April 2012, a dispute arose between the Settling Parties regarding what, if any, amount was owed by one Settling Party to the other arising from Davidson’s employment with BioDrain;

B. As part of the dispute, Davidson alleged that he is entitled to reimbursement of back-wages and unused vacation time, and severance pay;

C. As part of the dispute, BioDrain alleged that it is entitled to reimbursement of over-payment of wages to Davidson and the return of BioDrain property;

D. Effective September 14, 2012, the Settling Parties signed a Settlement Agreement and Mutual General Release (the “Prior Agreement”);

E. In or about June of 2013, a dispute arose between the Settling Parties regarding their respective rights and obligations under the Prior Agreement;

F. On or about July 1, 2013, BioDrain commenced an action against Davidson in Dakota County District Court, State of Minnesota, Court File No. 19HA-CV-13-2967, alleging inter alia that Davidson breached the Prior Agreement (the “Action”);

G. On or about July 2, 2013, Davidson purported to rescind the Prior Agreement, which rescission was disputed by BioDrain;

H. The Settling Parties now wish to settle all outstanding issues between them in accordance with the terms and conditions of this Agreement, without any admission or acknowledgment of liability by any Settling Party.

NOW, THEREFORE, the Settling Parties hereby agree as follows:

Terms, Covenants and Releases

1. Consideration. In consideration for the releases and other consideration set forth in this Agreement, including without limitation Davidson’s agreements in Section 8 hereof relating to confidentiality, noncompetition and nonsolicitation:

1.1.	BioDrain hereby acknowledges that Davidson is the lawful owner of 50 shares reflected by stock certificate number 1608-9, received on about August 20, 2012 (the “Existing Shares.”)

1.2.	BioDrain hereby acknowledges that Davidson is the lawful owner of 333,330 shares reflected by stock certificate number 1853-1, received on about April 25, 2013 upon exercise of a stock option dated August 1, 2011 (the “2011 Option Shares.”)

1.3.	BioDrain hereby acknowledges that Mr. Davidson is entitled to exercise options under the Option Agreement dated as of June 5, 2008 attached hereto at Exhibit A (the “2008 Option Agreement”), pursuant to all terms and conditions stated therein, except as modified as follows (a) the 2008 Option Agreement shall be deemed to entitle Davidson to purchase 325,187 shares (the “2008 Option Shares”) at an exercise price of $.0167 (after adjustment for stock splits that occurred in 2008 relating to BioDrain common stock), and subject to any further stock splits which might occur prior to exercise, and (b) Davidson may exercise the 2008 Option Agreement on or before December 31, 2013, after which date Davidson will have no further rights to exercise the 2008 Option.

1.4.	Notwithstanding anything to the contrary in this Agreement, Mr. Davidson will not sell more than 50,000 shares of BioDrain stock (including without limitation the Existing Shares, the 2011 Option Shares and the 2008 Option Shares) during any calendar week (Monday through Sunday.)

1.5.	Notwithstanding anything to the contrary in the Prior Agreement, BioDrain shall not be required to issue and deliver to Davidson the four (4) warrants for 800,000 shares (collectively, the “Warrants”) described in Section 2.1 of the Prior Agreement, and Davidson hereby fully and permanently disclaims any right to such Warrants.

1.6.	Notwithstanding anything to the contrary in the Prior Agreement, BioDrain shall not be required to issue and deliver to Davidson right, title and interest in and to the laptop computer described in Section 2.2 of the Prior Agreement, and Davidson hereby fully and permanently disclaims any right to such laptop computer.

1.7.	Notwithstanding anything in the Prior Agreement to the contrary, Davidson acknowledges and agrees that he owns no other BioDrain shares and has no rights with respect to BioDrain shares, except as set forth in Sections 1.1, 1.2, and 1.3 above, and that he has no rights of any kind to any other BioDrain shares, vested or unvested, pursuant to the 2008 or 2011 option agreements, or any other option or warrant agreement, or any other source, except as expressly set forth in Sections 1.1, 1.2 and 1.3 above.

1.8.	Simultaneously with the execution of this Agreement by BioDrain, the Parties will enter into a Consent Judgment and Stipulated Order of Dismissal in the form attached hereto as Exhibit B and file it with the Court. Thereafter, the Parties shall encourage the Court to approve and enter the Consent Judgment and Stipulated Order of Dismissal in the form attached hereto and reasonably cooperate with one another to effectuate the same.

1.9.	Following entry of the Consent Judgment and Stipulated Order of Dismissal, BioDrain shall pay to Mr. Davidson the sum of twenty thousand dollars ($20,000.00). Payment shall be as follows: The payment will be by certified check made payable to "Kevin Davidson" delivered to the office of Mr. Davidson's legal counsel, Trepanier & MacGillis P.A., 8000 Flour Exchange Building, 310 Fourth Avenue South, Minneapolis, Minnesota 55415 (the "Settlement Payment") on the following schedule: 1) $10,000 within seven (7) calendar days following entry of the Consent Judgment and Stipulated Order of Dismissal, and 2) $10,000 within thirty (30) calendar days following the first payment.

1.10.	This Agreement will not become effective unless and until: (a) all parties listed in the signature block below have signed this Agreement and (b) the Consent Judgment and Stipulated Order of Dismissal have been entered as provided in Section 1.8 above substantially in the form attached hereto as Exhibit B.

2. Investment Representation.

2.1. Davidson (i) understands that the 2008 and 2011 Options, and the shares of the Common Stock for which the Options were or are exercisable, are characterized as “restricted securities” under the federal securities laws since such securities are being acquired from BioDrain in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Act only in certain limited circumstances and (ii) represents that he is familiar with Rule 144 promulgated under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act; and

2.2. At no time was any oral representation made to Davidson relating to the Options, the Existing Shares, or the Shares which he obtained pursuant to the Options, nor was Davidson presented with or solicited by any leaflet, public or promotional material, newspaper or magazine article, radio or television advertisement or any other form of general advertisement relating to the Options, the Existing Shares, or Shares issued pursuant thereto.

3. Limitations on Disposition.

3.1. Transfers. Davidson agrees not to transfer the shares of Common Stock issued or issuable upon Davidson’s exercise of the Options (the “Option Shares”), except in accordance with the express terms of this Section 3 and unless the proposed transferee (a) is not a direct or indirect competitor of BioDrain and (b) agrees with BioDrain in writing to be bound by the terms and conditions of Section 3 of this Agreement. Any attempted transfer in violation of this Section 3 shall be void and of no effect.

3.2. Compliance with Securities Law. Without in any way limiting the representations set forth above, Davidson further agrees not to make any disposition of all or any portion of the 2008 or 2011 Option Shares, except in compliance with applicable state securities laws and unless and until:

3.2.1. there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

3.2.2. such disposition is made in accordance with Rule 144 promulgated under the Act; or

3.2.3. Davidson shall have (i) notified BioDrain of the proposed disposition, (ii) furnished BioDrain with a statement of the circumstances surrounding the proposed disposition and (iii) if requested by BioDrain, Davidson shall have furnished BioDrain with an opinion of counsel, acceptable to BioDrain, to the effect that such disposition will not require registration under the Act and will be in compliance with applicable state securities laws.

3.3. Stock Certificate Legend. Davidson understands and acknowledges that each certificate evidencing the Option Shares (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend, merger or other form of reorganization or recapitalization) shall bear, in addition to any other legends which may be required by applicable state securities law, the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER OF SUCH SECURITIES WILL BE PERMITTED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH SECURITIES, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR, IN THE OPINION OF COUNSEL, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND WITH APPLICABLE STATE SECURITIES LAWS.

4. Mutual General Releases.

4.1. Subject to Subsection 4.3 of this Section, BioDrain, Atlantic Partners Alliance LLC, SOK Partners LLC, Joshua Kornberg, and Dr. Samuel Herschkowitz, for and on behalf of themselves and their respective past, present, future and former directors, officers, shareholders, members, owners, affiliates, assigns, associates, partners, licensees, employees, insurers, attorneys, and all persons or entities claiming or acting by, through, or in concert with them or any of them (the “BioDrain Releasors”), shall, and do, hereby, collectively and individually, release and forever discharge Davidson, and each of Davidson’s past, present, and future partners, associates, spouses, insurers, and attorneys, and all persons or entities claiming or acting by, through, or in concert with them, of and from any and all actions, causes of action, claims for relief, suits, obligations, debts, liens, contracts, promises, liabilities, injuries to person or property, claims, predicate acts, demands, damages, losses, costs, attorneys fees, or expenses, fixed or contingent, direct or indirect, in law or in equity, whether or not they arise out of or are related to the Action (“Claims”). The BioDrain Releasors acknowledge and agree that this release is a general and unconditional release and that the BioDrain Releasors do not reserve any rights whatsoever against Davidson or the other released parties enumerated above, except to the extent those rights are created expressly by this Agreement.

4.2. Subject to Subsection 4.3 of this Section, Davidson, for and on behalf of Davidson and Davidson’s past, present, and future partners, associates, spouses, insurers, or attorneys, and all persons or entities claiming or acting by, through, or in concert with them, shall, and do, hereby, collectively and individually, release and forever discharge BioDrain, Atlantic Partners Alliance LLC, SOK Partners LLC, Joshua Kornberg, and Dr. Samuel Herschkowitz, and each of their respective present, future and former directors, officers, shareholders, affiliates, assigns, associates, partners, licensees, employees, insurers, attorneys, and all persons or entities claiming or acting by, through, or in concert with them or any of them, of and from any and all Claims, whether or not they arise out of or are related to the Action. Further, Davidson is releasing all claims related to his employment with BioDrain including: all claims for discrimination and retaliation under any applicable federal, state, or local law, including, for example, rights and claims of discrimination and retaliation under the Minnesota Human Rights Act (“MHRA”), the St. Paul Human Rights Ordinance (“SPHRO”), the Minneapolis Civil Rights Ordinance (“MCRO”), the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act (“OWBPA”); the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964 (“Title VII”); any claim for: breach of contract; wrongful termination; illegal termination; constructive discharge; termination in violation of public policy; breach of an implied contract; promissory estoppel; defamation; invasion of privacy; fraud; retaliation; and infliction of emotional distress; .all claims for any other unlawful employment practices arising out of or relating to Davidson’s employment or Davidson’s separation from employment; and all claims for any other form of employment compensation not provided in this Agreement (“Employment Claims”). Davidson acknowledges and agrees that Davidson’s release is a general and unconditional release and that Davidson does not reserve any rights whatsoever against BioDrain or the other released parties enumerated above, except to the extent those rights are created expressly by this Agreement. This Agreement does not prohibit Davidson from filing an administrative complaint, or an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal, local or state regulatory or law enforcement agency. If Davidson has filed or files a charge or complaint, Davidson agrees that the consideration that Davidson is receiving in this Agreement completely satisfies any and all claims in connection with such charge or complaint, and that Davidson is not entitled to any other monetary relief of any kind with respect to the Claims and Employment Claims that Davidson has waived in this Agreement. The foregoing release in this Section 4.2 shall not release or discharge Davidson’s rights or claim to ownership of BioDrain stock described in Sections 1.1 and 1.2 above or his rights under the stock options described in Section 1.3 above.

4.3. The foregoing releases in Subsections 4.1 and 4.2 of this Section shall not release or discharge any claims for relief based upon or arising out of a breach by any Settling Party of any of the obligations undertaken in or made under this Agreement. Nothing in this Agreement shall be deemed to release any claims for relief by any Settling Party that arise out of this Agreement, including, but not limited to, any claims for non-performance or breach of any Settling Party of any of the terms and conditions contained in this Agreement. Nothing in this Agreement releases Mr. Davidson’s claim to ownership of BioDrain stock described in paragraphs 1.1 and 1.2 above or his rights under the stock options described in paragraph 1.3 above.

5. Rights to Counsel, Consider, Revoke, and Rescind

5.1. Davidson understands that BioDrain hereby advises Davidson to consult with an attorney prior to signing this Agreement and Davidson acknowledges that he has done so.

6. Risk of Discovery of New Facts.

6.1. Each Settling Party assumes the full risk of discovery of new or more complete understanding of any fact or law pertaining to the Claims or Employment Claims that, if presently known, would have affected this Agreement, the decision of that Settling Party to enter into this Agreement, or that Settling Party’s execution of the Agreement. Each Settling Party understands that there is a risk that after the execution of this Agreement, facts different from, or in addition to, those facts now known, or believed to be true, may be discovered. Notwithstanding this, each Settling Party freely and knowingly enters into this Agreement.

6.2. It is the intent of each Settling Party to this Agreement to release all Claims and Employment Claims that such Settling Party has against the other Settling Party as provided in Sections 4.1, 4.2 and 4.3, whether such Claims and Employment Claims are known or unknown, with the exception of claims arising from this Agreement. Each Settling Party hereby acknowledges that there is a risk that, subsequent to the execution of this Agreement, such Settling Party may discover, incur or suffer from Claims or Employment Claims, which were unknown or unanticipated at the time this Agreement was executed. Each Settling Party acknowledges that such Settling Party is assuming the risk of such unanticipated Claims and Employment Claims, and agrees that this Agreement applies thereto.

7. Costs and Fees. The Settling Parties shall bear their own fees and/or costs incurred prior hereto in connection with any of their disputes or with this Agreement.

8. Agreements of Davidson Relating to Confidentiality, Noncompetition and Nonsolicitation. Davidson also hereby agrees as follows:

8.1. As used in this Agreement, “Confidential Information” includes, without limitation, all patterns, compilations, programs, and know how; designs, processes or formulae; software; market or sales information or plans, devices, methods, concepts, techniques, processes, source codes, data capture innovations, algorithms, user interface designs and database designs relating to the Company’s products, services, systems or business; information acquired or compiled by the Company concerning actual or potential clients/customers, suppliers and business partners, including their identities, financial information concerning their actual or prospective business operations, identity and quantity of services and/or products provided by the Company, and any unpublished written materials furnished by or about them to the Company; and information concerning the Company’s ownership, management, financial condition, financial operations, business activities or practices, sales activities, marketing activities or plans, research and development, pricing practices, legal matters, and strategic business plans. Notwithstanding the foregoing, Confidential Information does not include information in the public domain or generally known in the industry (unless due to breach of Davidson’s duties under Section 8.2) or readily ascertainable from publicly available sources.

8.2. Davidson understands and agrees that his prior employment has created a relationship of confidence and trust between him and the Company with respect to all Confidential Information. Davidson represents and warrants that at all times, Davidson has kept, and will continue to keep in confidence and trust, all such Confidential Information, and has not and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be required by law or legal process. Davidson agrees to take reasonable security measures to prevent accidental or unauthorized disclosure of Confidential Information.

8.3. Except as explicitly provided in this Agreement, Davidson has returned and has not retained any documents, records, data, apparatus, equipment or other physical property, whether or not pertaining to Confidential Information, which were furnished to Davidson by the Company or were produced by Davidson in connection with his employment.

8.4. Davidson represents and warrants that he has fully complied with the post-employment restrictions contained in Section 8.4 of the Prior Agreement.

8.5. Davidson agrees that it could be difficult to measure any damages caused to the Company which might result from any breach by him of the representations or promises set forth in this Section 8, and that in any event money damages could be an inadequate remedy for any such breach. Accordingly, Davidson agrees that if he breaches, or proposes to breach, any portion of this Section 8, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach.

9. No Reliance on Representations Not Set Forth in this Agreement; Independent Judgment; Representations and Warranties; and Binding Effect of this Agreement.

9.1. Each Settling Party acknowledges that at no time has any individual or entity made any representations, promises, or statements (whether oral or written) regarding the meaning, scope, benefits or obligations arising from this Agreement, except as set forth in this Agreement. Each Settling Party warrants and represents that it has not been induced to enter into this Agreement on the basis of any other representations, promises, or statements (whether oral or written) made by any Settling Party at any time, except representations set forth in this Agreement.

9.2. Each Settling Party declares and represents that such Settling Party has made such investigation of the facts relating to the matters addressed in this Agreement, as that Settling Party deems necessary. Each Settling Party further represents and warrants that in executing this Agreement that Settling Party is relying solely on such Settling Party’s own judgment, belief, and knowledge and upon the advice and recommendation of that Settling Party’s counsel concerning the nature, extent, and duration of such Settling Party’s rights and obligations deriving from this Agreement.

9.3. Settling Party hereby represents and warrants that such Settling Party now holds all right, title to, and interest in any Claim or Employment Claim released by such Settling Party hereunder, and that such Settling Party has not assigned or otherwise transferred any right, title or interest in its Claims or Employment Claims released herein. Each Settling Party hereby covenants that it shall not assign or otherwise transfer any right, title, or interest in any Claims or Employment Claims released herein. Each Settling Party further represents and warrants that, with the exception of claims in the Action, such Settling Party is unaware of any other claims or lawsuits arising out of the facts that are the subject of the Action or that are described in the Recitals.

9.4. This Agreement and each provision thereof shall be binding upon, and inure to the benefit of, each Settling Party and such Settling Party’s respective executors, administrators, representatives, successors, agents, and assigns.

10. Confidentiality of this Agreement. Each Settling Party agrees that this Agreement and any and all discussions constituting or concerning the negotiations leading to the Agreement shall be regarded as confidential and privileged communications between the parties, and that neither they, nor their counsel, will reveal or disclose such discussions or this Agreement to any other person, except as required by law, regulation or legal process, as necessary to enforce or comply with the terms of this Agreement, and Davidson may disclose such information to his spouse on the condition that she agrees to be bound by this confidentiality provision.

11. Authorization and Cooperation. Each Settling Party hereby represents and warrants that such Settling Party has the requisite power and authority, and each has taken all actions necessary, including obtaining the approval of BioDrain’s board of directors (in the case of BioDrain), to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform each of that Settling Party’s obligations hereunder, and no other proceedings on such Settling Party’s part are necessary to authorize this Agreement. If any additional acts are required to consummate the transactions contemplated hereby and/or to perform any Settling Party’s obligations hereunder, each Settling Party covenants in good faith promptly to perform such additional acts, and to execute and deliver any documents that may be reasonably necessary to give effect to the terms of this Agreement.

12. Governing Law/Venue. The Agreement shall be construed and governed in accordance with the laws of the State of Minnesota, without regard to its rules regarding conflicts of laws, and of the United States of America. Any action or proceeding brought by any Settling Party to enforce this Agreement must be brought, heard and decided only in the County of Dakota, Minnesota, and the Settling Parties hereby waive any objections they may otherwise have to personal jurisdiction or venue in said courts. In the event of a dispute hereunder, the prevailing party shall be entitled to an award of reasonable attorney’s fees and costs.

13. Interpretation. The Agreement shall be interpreted simply and fairly and not strictly in favor of or against any Settling Party. To this end, the Settling Parties agree that the terms of the Agreement are deemed to be the product of an arm’s length negotiation and to have been jointly drafted.

14. Time of the Essence. Time is of the essence for all provisions of this Agreement.

15. Modification. Any amendment, supplement or modification of any term or condition of the Agreement must be in writing and signed by the Settling Party or Settling Parties to be bound and charged.

16. Headings. This Agreement uses headings for convenience and ready reference only. Such headings are not part of the terms hereof, and are not to be used or construed to define, limit, extend, modify or otherwise alter the terms and scope of this Agreement.

17. Execution in Counterparts. This Agreement may be executed and delivered in counterparts by the Settling Parties which, when taken together, shall constitute one and the same instrument and this Agreement, when executed by all of the Settling Parties, shall be binding on each of the Settling Parties, even though each may have executed separate counterparts of this Agreement. Facsimile or emailed signatures shall be deemed as effective as original signatures for all purposes, but originals shall be provided by each Settling Party to the other Settling Parties.

18. Entire Agreement. This Agreement, the certificates reflecting the Existing Shares and the 2011 Option Shares, and the 2008 Option Agreement, as modified in this Agreement, constitute the entire agreement between the Settling Parties, are fully integrated, and supersede all other prior and contemporaneous oral and written agreements, negotiations, representations, understandings, and discussions of the Settling Parties, including the Prior Agreement. In entering the Agreement, no Settling Party is relying upon any promises, warranties, representations, facts, definitions, or inducements not specifically set forth in this Agreement.

PLEASE READ THIS DOCUMENT CAREFULLY. IT CONTAINS A GENERAL RELEASE OF CLAIMS AND EMPLOYMENT CLAIMS KNOWN AND UNKNOWN.

IN WITNESS WHEREOF, the Settling Parties have executed and delivered this Agreement.

THE UNDERSIGNED HAVE EACH READ THE FOREGOING AGREEMENT AND AGREE TO ITS TERMS AND CONDITIONS.

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Dated:	September 15, 2013	Skyline Medical Inc. formerly known as
BioDrain Medical, Inc.

Signed: /s/ Joshua Kornberg
By: Joshua Kornberg
Its: Chief Executive Officer

Dated:	September 11, 2013	Atlantic Partners Alliance LLC

Signed: /s/ Samuel Herschkowitz
By: ______________________________
Its: ______________________________

Dated:	September 15, 2013	SOK Partners LLC

Signed: /s/Joshua Kornberg
By: ______________________________
Its:

Dated:	September 15, 2013	Joshua Kornberg
Signed: /s/ Joshua Kornberg

Dated:	September 11, 2013	Dr. Samuel Herschkowitz
Signed: /s/ Samuel Herschkowitz

Dated:	September 12, 2013	Kevin Davidson
Signed: /s/ Kevin Davidson